Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statements (Form S-8) pertaining to the Amended and Restated 2010 Long Term Incentive and Stock Award Plan, Amended and Restated 1998 Employee Stock Purchase Plan, 1981 Share Option Plan, Restricted Share Plan, 1992 Directors Share Option Plan and 2007 CEO Share Option Plan of our reports dated March 10, 2011, with respect to the consolidated financial statements of XOMA Ltd., and the effectiveness of internal control over financial reporting of XOMA Ltd., included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California
January 3, 2012